Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
February 2, 2023	TRADED: Nasdaq

LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS
    WESTERVILLE, Ohio, February 2 - Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the company’s fiscal second quarter ended December 31, 2022.
Summary
•Consolidated net sales increased 11.4% to a second quarter record $477.4 million versus $428.4 million last year. Retail net sales grew 5.6% to $258.8 million while Foodservice net sales advanced 19.2% to $218.6 million.
•Consolidated gross profit increased $5.5 million, or 5.7%, to $102.1 million.
•Consolidated operating income increased $6.0 million, or 13.3%, to $51.3 million.
•Net income was $1.45 per diluted share versus $1.25 per diluted share last year.
CEO David A. Ciesinski commented, “We were pleased to report another quarter of record sales and increased profits. In the Retail segment, beyond the favorable impact of inflationary pricing, net sales growth of 5.6% was driven by volume gains for our New York BRAND Bakery® frozen garlic bread and our successful licensing program, with notable contributions from Buffalo Wild Wings® sauces and the recently launched Arby’s Horsey Sauce® and Arby’s Sauce® products. In addition to pricing, net sales growth of 19.2% in our Foodservice segment was led by higher demand from select quick-service restaurant customers.”
“While we continued to experience significant cost inflation, the pricing actions we have implemented in both our Retail and Foodservice segments served to offset the higher input costs. The $5.5 million increase in gross profit reflects the pricing and continued progress in our management of manufacturing costs. During the period, we were pleased to commence production within the newly expanded section of our dressing and sauce facility in Horse Cave, Kentucky.”
“Looking ahead to our fiscal third quarter, we anticipate Retail sales will continue to benefit from our expanding licensing program while, in the Foodservice segment, we expect continued volume growth from select quick-service restaurant customers. Cost inflation will remain a headwind to our financial results, but the pricing actions we have in place along with our cost savings initiatives are expected to offset the increased costs. The ramp up of dressing and sauce production at our Horse Cave plant will continue through the quarter. In addition, we are in the process of adding that facility to our new ERP system as part of the Wave 3 implementation phase of our ERP initiative, Project Ascent.”

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Second Quarter Results
Consolidated net sales increased 11.4% to a second quarter record $477.4 million versus $428.4 million last year. Retail segment net sales grew 5.6% to $258.8 million, including the favorable impact of inflationary pricing. Retail segment sales volume, measured in pounds shipped, declined 3.8% primarily due to price elasticity. Key contributors to the increase in Retail segment net sales included New York BRAND Bakery® frozen garlic bread and our licensing program, driven by sales gains for Buffalo Wild Wings® sauces and the recently launched Arby’s Horsey Sauce® and Arby’s Sauce® products. In the Foodservice segment, net sales improved 19.2% to $218.6 million. Foodservice sales volume, measured in pounds shipped, decreased 4.6% as impacted by our decision to exit some less profitable SKUs during fiscal 2022. In addition to inflationary pricing, Foodservice net sales growth was led by increased demand from certain quick-service restaurants in our mix of national chain restaurant accounts.
Consolidated gross profit increased $5.5 million to $102.1 million as our pricing actions effectively offset the significant inflationary costs we have experienced for commodities, packaging, labor, freight and warehousing. The higher gross profit also reflects improved manufacturing efficiencies and a more stable operating environment.
SG&A expenses declined $0.8 million to $50.8 million driven by lower professional fees, reduced levels of consumer promotions and decreased expenditures for Project Ascent, partially offset by increased investments in personnel and IT. Project Ascent costs totaled $7.5 million in the current-year quarter versus $8.6 million last year.
In the prior-year quarter, the change in contingent consideration reflected the favorable impact of a $2.2 million non-cash reduction to the fair value of the contingent consideration for Bantam Bagels in addition to an impairment charge of $0.9 million for that business, which the company ultimately exited near the end of our fiscal fourth quarter ended June 30, 2022. The prior-year quarter also included $1.0 million in restructuring and impairment charges resulting from our decision to close our frozen garlic bread facility in Baldwin Park, California in support of our ongoing efforts to better optimize our manufacturing network.
Consolidated operating income grew $6.0 million, or 13.3%, to $51.3 million driven by the increase in gross profit.
Net income increased $5.6 million to $40.0 million, or $1.45 per diluted share, versus $1.25 per diluted share last year. Expenditures for Project Ascent reduced net income by $5.7 million, or $0.21 per diluted share, in the current-year quarter compared to $6.5 million, or $0.24 per diluted share, in the prior-year quarter. Last year’s adjustment to the contingent consideration increased net income by $1.7 million, or $0.06 per diluted share, and the restructuring and impairment charges reduced net income by $1.5 million, or $0.05 per diluted share. Net income and earnings per diluted share in the current-year quarter benefited from a lower overall effective tax rate.

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Fiscal Year-to-Date Results
For the six months ended December 31, 2022, net sales increased 10.0% to $902.9 million compared to $820.5 million a year ago. Net income for the six-month period totaled $77.6 million, or $2.81 per diluted share, versus the prior-year amount of $65.0 million, or $2.36 per diluted share. In the current-year period, spend for Project Ascent decreased net income by $12.8 million, or $0.47 per diluted share. In the prior-year period, spend for Project Ascent decreased net income by $13.7 million, or $0.50 per diluted share, the change in contingent consideration increased net income by $1.7 million, or $0.06 per diluted share, and restructuring and impairment charges reduced net income by $1.5 million, or $0.05 per diluted share. Net income and earnings per diluted share in the current-year period benefited from a lower overall effective tax rate.
Conference Call on the Web
The company’s second quarter conference call is scheduled for this morning, February 2, at 10:00 a.m. ET. Access to a live webcast of the call is available through a link on the company’s Internet home page at www.lancastercolony.com. A replay of the webcast will also be made available on the company’s website.
About the Company
    Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice channels.
Forward-Looking Statements
    We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:
•inflationary pressures resulting in higher input costs;
•the reaction of customers or consumers to pricing actions we take to offset inflationary costs;
•the impact of customer store brands on our branded retail volumes;
•efficiencies in plant operations and our overall supply chain network;
•complexities related to the implementation of our new enterprise resource planning system;
•adverse changes in freight, energy or other costs of producing, distributing or transporting our products;
•fluctuations in the cost and availability of ingredients and packaging;
•dependence on contract manufacturers, distributors and freight transporters, including their operational capacity and financial strength in continuing to support our business;
•adequate supply of labor for our manufacturing facilities;
•stability of labor relations;
•dependence on key personnel and changes in key personnel;

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PAGE 4 / LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS
•significant shifts in consumer demand and disruptions to our employees, communities, customers, supply chains, production planning, operations, and production processes resulting from the impacts of COVID-19 and other epidemics, pandemics or similar widespread public health concerns and disease outbreaks;
•cyber-security incidents, information technology disruptions, and data breaches;
•capacity constraints that may affect our ability to meet demand or may increase our costs;
•geopolitical events, such as Russia’s invasion of Ukraine, that could create unforeseen business disruptions and impact the cost or availability of raw materials and energy;
•the potential for loss of larger programs, including licensing agreements, or key customer relationships;
•changes in demand for our products, which may result from loss of brand reputation or customer goodwill;
•price and product competition;
•the possible occurrence of product recalls or other defective or mislabeled product costs;
•the success and cost of new product development efforts;
•the lack of market acceptance of new products;
•the extent to which business acquisitions are completed and acceptably integrated;
•the ability to successfully grow acquired businesses;
•the effect of consolidation of customers within key market channels;
•maintenance of competitive position with respect to other manufacturers;
•the outcome of any litigation or arbitration;
•changes in estimates in critical accounting judgments;
•the impact of any regulatory matters affecting our food business, including any required labeling changes and their impact on consumer demand;
•the impact of fluctuations in our pension plan asset values on funding levels, contributions required and benefit costs; and
•risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Dale N. Ganobsik
Vice President, Corporate Finance and Investor Relations
Lancaster Colony Corporation
Phone: 614/224-7141
Email: ir@lancastercolony.com

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LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2022	2021	2022	2021
Net sales	$477,394	$428,427	$902,931	$820,483
Cost of sales	375,292	331,825	701,774	631,514
Gross profit	102,102	96,602	201,157	188,969
Selling, general & administrative expenses	50,775	51,538	100,532	103,394
Change in contingent consideration	—	(2,170)	—	(2,170)
Restructuring and impairment charges	—	1,928	—	1,928
Operating income	51,327	45,306	100,625	85,817
Other, net	478	111	208	131
Income before income taxes	51,805	45,417	100,833	85,948
Taxes based on income	11,832	11,047	23,268	20,923
Net income	$39,973	$34,370	$77,565	$65,025

Net income per common share: (a)
Basic	$1.45	$1.25	$2.82	$2.36
Diluted	$1.45	$1.25	$2.81	$2.36

Cash dividends per common share	$0.85	$0.80	$1.65	$1.55

Weighted average common shares outstanding:
Basic	27,471	27,443	27,460	27,451
Diluted	27,493	27,464	27,476	27,490

(a)        Based on the weighted average number of shares outstanding during each period.

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PAGE 6 / LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS

LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2022	2021	2022	2021
NET SALES
Retail	$258,763	$245,085	$481,979	$468,974
Foodservice	218,631	183,342	420,952	351,509
Total Net Sales	$477,394	$428,427	$902,931	$820,483

OPERATING INCOME
Retail	$49,352	$49,606	$92,252	$97,784
Foodservice	26,696	18,309	58,625	34,134
Nonallocated Restructuring and Impairment Charges	—	(1,026)	—	(1,026)
Corporate Expenses	(24,721)	(21,583)	(50,252)	(45,075)
Total Operating Income	$51,327	$45,306	$100,625	$85,817

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	December 31, 2022	June 30, 2022
ASSETS
Current assets:
Cash and equivalents	$95,487	$60,283
Receivables	126,919	135,496
Inventories	139,413	144,702
Other current assets	11,817	11,300
Total current assets	373,636	351,781
Net property, plant and equipment	481,074	451,368
Other assets	282,461	287,225
Total assets	$1,137,171	$1,090,374

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$131,688	$114,972
Accrued liabilities	48,483	50,613
Total current liabilities	180,171	165,585
Noncurrent liabilities and deferred income taxes	77,450	80,102
Shareholders’ equity	879,550	844,687
Total liabilities and shareholders’ equity	$1,137,171	$1,090,374
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